UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT

Part I

SPECIAL FINANCIAL REPORT PURSUANT TO
REGULATION A OF THE SECURITIES ACT OF 1933

For the Period January 1, 2017 through December 31, 2017

HALL STRUCTURED FINANCE II, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10770

Texas	75-2503042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2323 Ross Avenue, Suite 200 Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)

(214) 269-9500
Registrant’s telephone number, including area code

Debentures
(Title of each class of securities issued pursuant to Regulation A)

Item 7. Financial Statements

Independent Auditors’ Report

The Member
Hall Structured Finance II, LLC and its subsidiaries:

We have audited the accompanying consolidated financial statements of Hall Structured Finance II, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, changes in member’s capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hall Structured Finance II, LLC and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Dallas, Texas
May 11, 2018

F-1

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

	2017	2016
Assets
Current assets:
Cash and cash equivalents	$45,515,970	2,673,536
Restricted cash	14,464	—
Marketable securities (note 2)	20,995,222	—
Accounts receivable	175,967	27,006
Due from affiliate	252,950	—
Interest receivable	904,801	3,662,402
Other current assets	2,236	1,885
Mortgage loans receivable, net– current (note 3)	81,580,153	22,087,353
Total current assets	149,441,763	28,452,182
Mortgage loans receivable, net (note 3)	43,071,015	56,628,958
Affiliated note receivable (note 5(c))	—	1,885,985
Other assets	123,968	—
Total assets	$192,636,746	86,967,125
Liabilities and Member’s Capital
Current liabilities:
Escrows payable	$14,464	—
Accounts payable and other current liabilities	908,010	932,531
Loans payable, net – current (note 4)	60,497,519	—
Total current liabilities	61,419,993	932,531
Loans payable, net (note 4)	22,584,402	39,620,805
Total liabilities	84,004,395	40,553,336
Commitments and contingencies (note 6)
Total capital attributable to Hall Structured Finance II, LLC	104,769,491	44,269,394
Accumulated other comprehensive income	(148,004)	—
Total Hall Structured Finance II, LLC capital	104,621,487	44,269,394
Noncontrolling interest	4,010,864	2,144,395
Total member's capital	108,632,351	46,413,789
Total liabilities and member's capital	$192,636,746	86,967,125

See accompanying notes to consolidated financial statements.

F-2

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended December 31, 2017 and 2016

	2017	2016
Net interest income:
Interest income	$12,242,052	10,369,132
Interest expense	3,271,260	1,887,086
Net interest income	8,970,792	8,482,046
Noninterest income:
Other income	167,343	34,101
Total noninterest income	167,343	34,101

Noninterest expense:
Management fee	2,747,050	-
General and administrative	802,694	2,297,825
Total noninterest expense	3,549,744	2,297,825

Investment and other:
Dividend income	27,010	-
Net realized gain on sales of marketable securities	9,462	-
Total investment and other	36,472	-
Net income, before noncontrolling interest	5,624,862	6,218,322
Less net income attributable to noncontrolling interest	(304,155)	(459,141)
Net income attributable to Hall Structured Finance II, LLC	$5,320,707	5,759,181

Other comprehensive loss:
Change in net unrealized (loss) on marketable securities available for sale	(148,004)	-

Comprehensive Income	$5,172,703	5,759,181

See accompanying notes to consolidated financial statements.

F-3

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Consolidated Statements of Changes in Member's Capital

Years ended December 31, 2017 and 2016

	Total capital attributable to Hall Structured Finance II, LLC	Accumulated Other Comprehensive Loss	Total Hall Structured Finance II, LLC capital	Noncontrolling Interest	Total Member's Capital
Balances – December 31, 2015	$17,095,334	-	17,095,334	2,037,919	19,133,253

Contributions	21,414,879	-	21,414,879	570,000	21,984,879
Distributions	-	-	-	(922,665)	(922,665)
Net income	5,759,181	-	5,759,181	459,141	6,218,322
Balances – December 31, 2016	44,269,394	-	44,269,394	2,144,395	46,413,789

Contributions	55,541,270	-	55,541,270	1,920,000	57,461,270
Distributions	(361,880)	-	(361,880)	-	(361,880)
Sale of investment in Hall CA-NV, LLC (note 3(a))	-	-	-	(357,686)	(357,686)
Change in net unrealized gain (loss) in securities available for sale	-	(148,004)	(148,004)	-	(148,004)
Net income	5,320,707	-	5,320,707	304,155	5,624,862
Balances – December 31, 2017	$104,769,491	(148,004)	104,621,487	4,010,864	108,632,351

See accompanying notes to consolidated financial statements.

F-4

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2017 and 2016

	2017	2016
Cash flows from operating activities:
Net income	$5,624,862	6,218,322

Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of loan commitment fees	(2,254,382)	(1,195,700)
Accretion of premium/discount included in interest income	52,895	-
Net realized gain from sale of marketable securities	(9,462)	-
Amortization of deferred loan costs	410,214	438,191
Change in assets and liabilities:
Accounts receivable	(148,961)	(18,876)
Due from affiliate	(252,950)	-
Interest receivable	(1,286,769)	(3,189,355)
Other current assets	(351)	252,751
Escrows payable	14,464	-
Accounts payable and other current liabilities	(20,553)	126,774
Net cash provided by operating activities	2,129,007	2,632,107

Cash flows from investing activities:
Purchase of marketable securities	(1,057,163)	-
Sales of marketable securities	677,701	-
Receipt of loan commitment fees	6,138,800	1,452,776
Repayment of mortgage loans receivable	49,734	23,616,306
Increase in mortgage loans receivable	(73,084,475)	(51,032,070)
Increase in Affiliated Note Receivable	-	(1,885,985)
Repayment of Affiliated Note Receivable	1,524,105	-
Sale of investment in Hall CA-NV, LLC	26,898,182	-
Net cash used in investing activities	(38,853,116)	(27,848,973)

Cash flows from financing activities:
Proceeds from recourse loans payable	43,302,044	34,051,614
Repayment of recourse debt	-	(29,582,444)
Payment of deferred debenture costs	(123,968)	-
Payment of deferred loan costs	(251,142)	(518,439)
Capital contributions	36,654,073	21,984,879
Capital distributions	-	(922,665)

Net cash provided by financing activities	79,581,007	25,012,945

Net increase in cash, cash equivalents and restricted cash	42,856,898	(203,921)

Cash, cash equivalents and restricted cash at beginning of year	2,673,536	2,877,457

Cash, cash equivalents and restricted cash at end of year	$45,530,434	2,673,536

Supplemental disclosures:
Interest paid	$2,679,497	1,380,094
Increase in marketable securities via capital contribution (note 5(d))	20,807,197	-
Reduction in affiliated note receivable via deemed capital distribution (note 5(c))	361,880	-
Reduction in interest receivable via sale of Hall CA-NV, LLC (note 5(b)	4,044,370	-
Reduction in mortgage loans receivable via sale of Hall CA-NV, LLC (note 3(a))	23,215,466	-
Reduction in accounts payable and other current liabilities via sale of Hall CA-NV, LLC (note 3(a))	3,968	-

See accompanying notes to consolidated financial statements.

F-5

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(1)	Organization and Summary of Significant Accounting Policies

(a)	Organization

Hall Structured Finance II, LLC (HSF II) was formed on January 14, 2013 by Hall Phoenix/Inwood, Ltd. (HPI), its sole member. HSF II and its subsidiaries are collectively referred to herein as the Company. The Company was formed for the purpose of providing financing and capital, directly or through subsidiaries in which it maintains a controlling interest, to unaffiliated third-party parties. Loans and capital provided by the Company are primarily secured by 1st mortgage deed of trusts and mortgages encumbering income producing commercial real estate projects. In certain instances, the Company has provided second lien mortgage loans, mezzanine loans, and preferred equity.

(b)	Basis of Accounting

The accompanying consolidated financial statements include the accounts of HSF II and the accounts of the entities in which HSF II has a controlling interest (collectively, the Company), and have been prepared on the accrual basis of accounting and conform to U.S. generally accepted accounting principles (U.S. GAAP). The Company considers ownership interests, and the extent of control it exerts, when determining whether or not to consolidate investments. All significant intercompany accounts and transactions have been eliminated in consolidation.

(c)	Noncontrolling Interest

Noncontrolling interests represent the noncontrolling interest holders’ share of the equity of certain subsidiaries that are consolidated. Net income is allocated to the noncontrolling interest holders in accordance with the respective subsidiaries’ governing agreements.

(d)	Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)	Fair Value of Financial Instruments

Cash and cash equivalents, restricted cash, accounts receivable, due from affiliate, interest receivable, other current assets, escrows payable, accounts payable and other current liabilities are recorded at cost, which approximate their fair value due to the current nature of these assets and liabilities. The Company’s method of estimating the fair value of marketable securities is discussed in note 1(h). The carrying values of mortgage loans receivable, affiliated note receivable, other assets, and loans payable approximate their fair values based on interest rates and terms currently available for similar instruments.

(f)	Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

F-6

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

(g)	Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents. Restricted cash represents cash held in escrow for the benefit of borrowers for the payment of future taxes, insurance, and/or deferred maintenance on properties.

The Company maintains cash and cash equivalent balances in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

In November 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires entities to include cash and cash equivalents that have restrictions on withdrawal or use in total cash and cash equivalents on the statement of cash flows. ASU No.2016-18 is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted at the beginning of a reporting period for which financial statements have not been issued or made available for issuance. The Company has early adopted ASU 2016-18, and the accompanying consolidated statements of cash flows now reflect the net change in cash, cash equivalents and restricted cash during the periods under audit.

(h)	Marketable Securities

Marketable securities consist of corporate debt and equity securities. The Company classifies its debt and equity securities as available-for-sale (AFS), as they do not meet the criterion to be classified as held-to-maturity or trading based on management’s intent. The Company’s marketable securities have readily determinable fair values and are recorded at fair value using quoted market prices at the reporting date multiplied by the quantity held. Unrealized holding gains and losses on AFS securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income (loss) until realized. Realized gains and losses from the sale of AFS securities are determined on a specific-identification basis.

Premiums and discounts on debt securities are amortized or accreted over the life of the related AFS security as an adjustment to yield on a straight-line basis, which approximates the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the consolidated statements of comprehensive income. Dividend and interest income are recognized when earned.

For AFS debt securities that management has no intent to sell and believes that it more likely than-not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the rest of the fair value loss is recognized in accumulated other comprehensive income (loss). A decline in the market value of any AFS security below cost that is deemed to be other-than-temporary results in an impairment to reduce the carrying amount to fair value. To determine whether an impairment is other-than-temporary, the Company considers all available information relevant to the collectability of the security, including past events, current conditions, and reasonable and supportable forecasts when developing estimate of cash flows expected to be collected. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in. For AFS equity securities, management considers the various factors described above, including its intent and ability to hold the equity security for a period of time sufficient for recovery to amortized cost. Where management lacks that intent or ability, the security’s decline in fair value is deemed to be other-than-temporary and is recorded in earnings. No other-than-temporary impairment was recorded during the year ended December 31, 2017. Management reviews its investment portfolio on a semi-annual basis to determine whether any event or economic circumstance has occurred to indicate if any security is impaired. An unrealized loss exists when the current fair value of a security is less than its amortized cost. Any security with an unrealized loss could result in an impairment. If the Company has made a decision to sell an impaired security or if it is more-likely than-not that the Company will be required to sell an impaired security, then an other-than-temporary impairment loss would be recorded through income.

F-7

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(i)	Mortgage Loans Receivable

Mortgage loans receivable are classified as held-for-investment based on management’s intentions and ability to hold the loans until maturity. The mortgage loans receivable are stated at the amount of unpaid principal, net of unamortized loan commitment and modification fees, and adjusted for any charge-offs or allowance for loan losses. The Company’s mortgage loans receivable are primarily loans provided in connection with the construction and development of commercial income producing real estate projects. All of the Company’s mortgage loans receivable as of December 31, 2017 are secured by a first lien deed of trusts and/or mortgages on each borrower’s underlying real estate assets. The repayment of the Company’s mortgage loans receivable are ultimately dependent on the sale of the property securing each loan, the availability of capital to allow the borrower to refinance and /or recapitalize the property, or the successful operation of the borrower’s business and the sufficiency of collateral. Risks related to the Company’s mortgage loans receivable include concentration of principal in a limited number of loans and borrowers, the timely completion within the allowable budget and means of the borrower in accordance with the project specifications of the real estate projects securing the loans, and the ultimate performance of the property in a manner that supports the value of the property at an amount that exceeds the mortgage loans receivable.

(j)	Impairment and Allowance for Loan Losses

Mortgage loans receivable are considered “impaired” if, based on current information and/or events, it is probable the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. Management assesses and measures mortgage loans receivable for impairment on an individual loan basis and determines the extent to which a specific valuation allowance is necessary by comparing the loan’s outstanding balance to either the fair value of the collateral, less the estimated cost to sell, or the present value of expected cash flows, discounted at the loan’s effective interest rate. Generally, when the fair value of the collateral, net of the estimated costs to sell, or the present value of the expected cash flows is less than the recorded investment in the loan, any shortfall is promptly charged off.

An allowance for loan losses on mortgage loans receivable is established for the shortfall through a provision for loan losses charged against income, and includes specific reserves for impaired loans. Mortgage loans receivable deemed to be uncollectible are charged against the allowance when management believes that the collectability of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. Management’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan portfolio, including known inherent risks, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral, and current economic conditions.

At December 31, 2017 and 2016, management determined no mortgage loans receivable were considered impaired. Additionally, management determined that all mortgage loans receivable were determined to have collateral with a fair value, less the estimated costs to sell, in excess of their respective outstanding loan balances. At December 31, 2017 and 2016, no mortgage loans receivable were considered impaired, no charge offs were taken, and no loan loss provision or related allowance was recorded.

F-8

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(k)	Deferred Loan Costs

Deferred loan costs represent commitment fees paid relating to certain loan payables, legal, and other third-party costs associated with the Company obtaining financing, which result in a closing of such financing. Deferred loan costs are amortized over the life of the loan payables using the straight-line method, and are reflected as a direct deduction from the related debt liability in the accompanying consolidated balance sheets. Amortization of deferred loan costs totaled $410,214 and $438,191 for years ended December 31, 2017 and 2016, respectively, which are included in interest expense in the accompanying consolidated statements of comprehensive income. At December 31, 2017 and 2016, accumulated amortization of deferred loan costs totaled $679,700 and $598,095, respectively.

(l)	Revenue Recognition and Accounts Receivable

Interest income on mortgage loans receivable is recognized using the interest method. Interest is accrued when earned in accordance with the terms of the loan. Interest income is recognized to the extent paid or if the valuation analysis performed on the related receivables supports the collectability of the interest receivable. A loan is placed on nonaccrual when the future collectability of interest and principal is not expected, unless, in the determination of management, the principal and interest on the loan are well collateralized and in the process of collection. When classified as nonaccrual, accrued interest receivable on the loan is reversed and the future accrual of interest is suspended. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the loan is reasonably certain. At December 31, 2017 and December 31, 2016, management determined that no loans met the nonaccrual classification.

Loan commitment and modification fees are amortized over the life of the loan receivables using the straight-line method, and are reflected as a direct deduction from the related mortgage loans receivable in the accompanying consolidated balance sheets. Accretion of loan commitment and modification fees totaled $2,254,382 and $1,195,700 for the years ended December 31, 2017 and 2016, respectively, which are included in interest income in the accompanying consolidated statements of comprehensive income. At December 31, 2017 and 2016, the Company had $6,267,051 and $2,382,633, respectively, of unamortized deferred loan commitment fees.

At December 31, 2017 and 2016, there was no allowance for doubtful account receivables. Accounts receivables are reduced by an allowance for estimated uncollectable amounts, if any. The Company considers a number of factors, including length of time accounts receivable are past due, the previous loss history of the Company, and condition of the general economy and the industry as a whole in determining allowances for doubtful account receivables. Account receivables are written off when it is determined the receivable will not be collected.

(m)	Income Taxes

The Company is not a tax-paying entity and, accordingly, no provision for federal or state income taxes has been included in the accompanying consolidated financial statements. All income and losses from the Company’s operations is allocated directly to HPI, its sole member, who is individually responsible for reporting its respective shares of the Company’s income or loss on its income tax return.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense, and penalties in general and administrative expenses. Management believes there are no uncertain tax positions at December 31, 2017 and 2016. The Company’s federal income tax returns for the years 2014 through 2016 are open under the normal three-year statute of limitations, and therefore, are subject to examination.

F-9

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(2)	Marketable Securities

The carrying amount, gross unrealized holding gains, gross unrealized holding losses and fair value of the marketable securities, by major security type and class of security at December 31, 2017 were as follows:

		Gross	Gross
		unrealized	unrealized
	Aggregate	holding	holding	Aggregate
	cost basis	gains	(losses)	fair value

Corporate debt securities	$16,651,310	4,455	(132,236)	16,523,529
Equity securities	4,491,916	19,247	(39,470)	4,471,693
Total	$21,143,226	23,702	(171,706)	20,995,222

Maturities of marketable securities classified as available for sale were as follows at December 31, 2017:

	Aggregate	Aggregate
	cost basis	Fair value
Due after one year through five years	$14,418,059	14,301,917
Due after five year through ten years	2,233,251	2,221,612
Equity securities	4,491,916	4,471,693
Total	$21,143,226	20,995,222

There were no marketable securities held by the Company during the year ended December 31, 2016. Accordingly, there are no securities that have been in a continuous unrealized loss position for more than 12 months at December 31, 2017.

Marketable securities were contributed by HPI to the Company on September 30, 2017 (note 5(d)). At December 31, 2017, the fair value of the marketable securities is $20,995,222, which is measured utilizing Level 1 inputs.

Proceeds from the sale of marketable securities were $677,701 and $0 during the years ended December 31, 2017 and 2016, respectively. Gross realized gains and gross realized losses from the sale of marketable securities included in “net realized gains on sales of marketable securities” were $11,616 and $2,154, respectively, during the year ended December 31, 2017. The change in net unrealized loss on marketable securities available for sale of $148,004 is reported as Other comprehensive loss for the year ended December 31, 2017. There was no recognized or unrecognized gain or loss on the sale of marketable securities for the year ended December 31, 2016.

F-10

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(3)	Mortgage Loans Receivable, Net

Mortgage loans receivables outstanding at December 31, 2017 and 2016 are as follows:

			Maturity	2017	2016
Note holder		Rate	Date
a.	Cal-Neva	LIBOR plus 8.75%, plus 5% default interest, if applicable (14.36% at December 31, 2016)

			October 2017	$—	22,087,353
b.	Hyatt House Orlando	LIBOR plus 8.75% (10.10% and 9.36% at December 31, 2017 and and 2016, respectively)

			June 2018	29,414	2,147
c.	Esplendor Bay Hotel	LIBOR plus 8.75% (10.10% and 9.36% at December 31, 2017 and and 2016, respectively)

			July 2018	22,506,664	14,758,293
d.	Hilo Hotel	LIBOR plus 8.75% (10.10% and 9.36% at at December 31, 2017 and 2016, respectively)

			September 2018	18,499,999	15,399,473
e.	College Station Student Housing	LIBOR plus 8.75% (10.10% and 9.36% at at December 31, 2017 and 2016, respectively)

			July 2018	28,644,076	19,420,678
f.	Hampton Inn Kennesaw	13% on first $700,000, LIBOR plus 8.75% thereafter (13.00% at December 31, 2017, and 2016 and 10.10% and 9.36% at December 31, 2017, and 2016, respectively)

			October 2018	11,900,000	5,550,367
g.	Towne Place Milwaukee	LIBOR plus 8.75% (10.10% and 9.36% at December 31, 2017 and 2016 respectively)

			August 2019	9,294,990	1,036
h.	Ft. Lauderdale Residences	LIBOR plus 8.75% (10.10% and 9.36% at December 31, 2017 and 2016 respectively)

			September 2019	17,202,568	3,878,586
i.	Even Hotel Miami	LIBOR plus 8.75% (10.10% and 9.36% at December 31, 2017 and 2016 respectively)

			November 2019	5,255,132	1,011
j.	Kissimmee Apts	LIBOR plus 8.75% (10.10% at December 31, 2017)
			February 2020	1,086	—
k.	Springhill Suites Newark	LIBOR plus 8.75% (10.10% at December 31, 2017)
			March 2020	5,977,648	—
l.	Hyatt House/Hyatt Place Quad Cities	LIBOR plus 8.75% (10.10% at December 31, 2017)
			April 2020	6,951	—
m.	Cambria Napa	LIBOR plus 10.00% (11.35% at December 31, 2017)
			June 2021	1,679,358	—
n.	Cambria Sonoma	LIBOR plus 10.00% (11.35% at December 31, 2017)
			September 2021	1,035	—
o.	Park St James Menlo Park	LIBOR plus 8.75% (10.10% at December 31, 2017)
			October 2020	8,454,474	—
p.	Residence Inn Mesa	LIBOR plus 9.00% (10.35% at December 31, 2017)
			October 2020	1,018	—
q.	Cambria Charleston	LIBOR plus 15.00% on first $1,600,000, LIBOR plus 8.75% thereafter (16.35% at December 31, 2017,

			November 2020	1,025	—
r.	Hyatt Place Houston	LIBOR plus 8.75% (10.10% at December 31, 2017)
			November 2020	1,012	—
s.	Hyatt Andaz Palm Springs	LIBOR plus 8.95%
		(10.30% at December 31, 2017)	November 2020	1,008	—
t.	Ft. Lauderdale Hotel	LIBOR plus 9.90% (11.43% at December 31, 2017)
			February 2021	1,460,761
Mortgage loans receivable, gross				130,918,219	81,098,944
Less loan commitment fees				(6,267,051)	(2,382,633)

Mortgage loans receivable, net of loan commitment fees				124,651,168	78,716,311
Less current portion				(81,580,153)	(22,087,353)

Mortgage loans receivable, net				$43,071,015	56,628,958

F-11

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

a.	Hall CA-NV, LLC (Cal-Neva) held a first mortgage construction loan, which provided for a maximum loan amount of $29,000,000, secured by the 191-room Cal-Neva Resort Spa & Casino located in Crystal Bay, Nevada and Placer County, California. The Company sold its interest in Cal-Neva in September 2017 to an affiliate for $26,898,182, which represented the carrying basis of the HSF II’s investment in Cal-Neva on the transaction date. In connection with the sale, Cal-Neva was de-consolidated by the Company, which resulted in a $357,686 reduction in noncontrolling interest.

b.	Hall Orlando, LLC (Hyatt House Orlando), effectively 93.19% owned, holds a first mortgage loan, which provides for a maximum loan amount of $18,026,000, secured by a to be built 175-room Hyatt House by Hyatt that is being constructed in Orlando, Florida. The borrower is required to make monthly interest payments and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits.

c.	Hall Bay Harbor Islands, LLC (Esplendor Bay Hotel), effectively 96.15% owned, holds a first mortgage loan, which provides for a maximum loan amount of $23,090,000, secured by a 96-room Esplendor Bay Hotel located in Bay Harbor Island, Florida. The borrower is required to make monthly interest payments and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel was completed in the first quarter of 2018.

d.	Hall Hilo, LLC (Hilo Hotel), effectively 94.23% owned, holds a first mortgage loan, which provides for a maximum loan amount of $18,500,000, secured by the 388-room Doubletree by Hilton Hilo Naniloa Hotel & Golf Club located in Hilo, Hawaii. The borrower is required to make monthly interest payments, replacement reserve deposits, and tax and insurance escrow deposits. Construction of the hotel was completed in 2017.

e.	Hall College Station, LLC (College Station Student Housing), effectively 96.76% owned, holds a first mortgage loan, which provides for a maximum loan amount of $29,600,000, secured by a 432-room student housing project containing 792 beds, located in College Station, Texas. The borrower is required to make monthly interest payments and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction was completed in 2017.

f.	Hall Kennesaw, LLC (Hampton Inn Kennesaw), effectively 91.22% owned, holds a first mortgage loan, which provides for a maximum loan amount of $11,900,000, secured by a 100-room Hampton Inn and Suites located in Kennesaw, Georgia. The borrower is required to make monthly interest payments and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel was completed in 2017.

g.	Hall Milwaukee FP, LLC (Towne Place Milwaukee), effectively 89.38% owned, holds a first lien mortgage loan, which provides for a maximum loan amount of $10,920,000, secured by a 112-unit Marriott Towne Place Suites being developed in Oak Creek (Milwaukee), Wisconsin. The borrower is required to make monthly interest payments and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel is expected to be completed in 2018.

F-12

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

h.	Hall Ft. Lauderdale, LLC (Ft. Lauderdale Residences), effectively 96.66% owned, holds a first mortgage loan, which provides for a maximum loan amount of $35,575,000, secured by a 12-story condo tower for 129 residences being developed in Ft. Lauderdale, Florida. The borrower is required to make monthly interest payments through maturity and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the condominium building was completed in the second quarter of 2018.

i.	Hall Miami, LLC (Even Hotel Miami), effectively 94.39% owned, holds a first mortgage loan, which provides for a maximum loan amount of $19,500,000, secured by a 190-room hotel located being developed near the Miami International Airport in Miami, Florida. The borrower is required to make monthly interest payments through maturity and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel is expected to be completed in 2018.

j.	Hall Kissimmee, LLC (Kissimmee Apts), effectively 97.03% owned, holds a first mortgage loan which provides for a maximum loan amount of $37,650,000, secured by a 326-luxury rental apartment unit being developed in Kissimmee, Florida. The borrower is required to make monthly interest payments through maturity and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the multi-family property is expected to be completed in 2019.

k.	Hall Newark, LLC (Springhill Suites Newark), effectively 92.38% owned, holds a first mortgage loan which provides for a maximum loan amount of $14,700,000, secured by a 125-room Springhill Suites by Marriott being developed in Newark, Delaware. The borrower is required to make monthly interest payments through maturity and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel is expected to be completed in 2018.

l.	Hall Quad Cities, LLC (Hyatt House/Hyatt Place Quad Cities), effectively 95.3% owned, holds a first mortgage loan which provides for a maximum loan amount of $23,205,000, secured by a 233-room dual flagged Hyatt House and Hyatt Place Hotel being developed in East Moline, Illinois. The borrower is required to make monthly interest payments through maturity and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel is expected to be completed in 2018.

m.	Hall PacHos Napa, LLC (Cambria Napa), effectively 97.2% owned, holds a first mortgage loan which provides for a maximum loan amount of $19,800,000, secured by a 90-room Cambria Suites hotel being developed in Napa, California. The borrower is required to make monthly interest payments through maturity and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. The Cambria Napa is cross collateralized with the Cambria Sonoma. Construction of the hotel is expected to be completed in 2019.

n.	Hall PacHos Sonoma, LLC (Cambria Sonoma), effectively 97.57% owned, holds a first mortgage loan which provides for a maximum loan amount of $22,100,000, secured by a 135-room Cambria Suites hotel being developed in Sonoma, California. The borrower is required to make monthly interest payments through maturity and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. The Cambria Sonoma is cross collateralized with the Cambria Napa. Construction of the hotel is expected to be completed in 2019.

o.	Hall Menlo Park, LLC (Park St James Menlo Park), effectively 95.7% owned, holds a first mortgage loan which provides for a maximum loan amount of $26,000,000, secured by a 61-room boutique hotel being developed in Menlo Park, California. The borrower is required to make monthly interest payments through maturity and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel is expected to be completed in 2018.

F-13

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

p.	Hall Mesa, LLC (Residence Inn Mesa), effectively 93.6% owned, holds a first mortgage loan which provides for a maximum loan amount of $17,300,000, secured by a 127-room Marriott Resident Inn hotel being developed in Mesa, Arizona. The borrower is required to make monthly interest payments through maturity, and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel is expected to be completed in 2018.

q.	Hall Charleston, LLC (Cambria Charleston), effectively 100% owned, holds a first mortgage loan which provides for a maximum loan amount of $17,250,000, secured by a 125-room Cambia Suites hotel being developed in Charleston, South Carolina. The borrower is required to make monthly interest payments through maturity, and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel is expected to be completed in 2018.

r.	Hall HH Houston, LLC (Hyatt Place Houston), effectively 100% owned, holds a first mortgage loan which provides for a maximum loan amount of $22,800,000, secured by a 150-room Hyatt Place hotel being developed in Houston, Texas. The borrower is required to make monthly interest payments through maturity, and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel is expected to be completed in 2019.

s.	Hall Palm Springs, LLC (Hyatt Andaz Palm Springs), effectively 100% owned, holds a first mortgage loan which provides for a maximum loan amount of $54,750,000, secured by a 150-room Hyatt Andaz hotel being developed in Palm Springs, California. The borrower is required to make monthly interest payments through maturity, and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel is expected to be completed in 2019.

t.	Hall Ft. Lauderdale, LLC (Ft. Lauderdale Hotel), effectively 100% owned, holds a first mortgage loan which provides for a maximum loan amount of $19,150,000, secured by a 96-room luxury boutique hotel being developed in Ft. Lauderdale, Florida. The borrower is required to make monthly interest payments through maturity, and, upon completion of construction, monthly replacement reserve and tax and insurance escrow deposits. Construction of the hotel is expected to be completed in 2019.

The stated maturities of mortgage loans receivable, without consideration of payments received subsequent to December 31, 2017 and without consideration of various extension provisions provided for in the loans, for the next four years are as follows:

Period ending December 31:
2018	$81,580,153
2019	31,752,690
2020	14,444,222
2021	3,141,154
$130,918,219

F-14

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(4)	Loans Payable, Net

Loans payable outstanding at December 31, 2017 and 2016 are as follows:

			Maturity
Note holder		Rate	date	2017	2016
a.	Esplendor Bay Hotel	LIBOR plus 3.25%
		(4.61% and 3.87%
		at December 31, 2017 and
		2016 respectively)	November 2018	17,177,606	10,055,767
b.	Hilo Hotel	LIBOR plus 3.25%
		(4.61% and 3.87%
		at December 31, 2017 and
		2016 respectively)	November 2018	14,298,258	10,779,814
c.	Hampton Inn Kennesaw	LIBOR plus 3.75% (5.31% at
		4.52% at December 31, 2017
		and 2016 respectively)	December 2018	8,925,499	1,906,673
d.	College Station Student Housing	LIBOR plus 3.50% (4.90% and
		4.18% at December 31, 2017
		and 2016 respectively)	July 2018	20,096,156	14,563,271
e.	Ft. Lauderdale Residences	LIBOR plus 3.35% (4.71% and
		4.01% at December 31, 2017
		and 2016 respectively)	September 2019	12,105,904	3,013,168
f.	Towne Place Milwaukee	LIBOR plus 3.25% (4.61% at
		December 31, 2017)	August 2019	6,564,990	—
g.	Springhill Suites Newark	LIBOR plus 3.25% (4.61% at
		December 31, 2017)	March 2020	4,452,324	—

Loans payable, gross				83,620,737	40,318,693
Less deferred loan costs				(538,816)	(697,888)

Loans payable, net of deferred loan costs				83,081,921	39,620,805
Less current portion				(60,497,519)	—
Loans payable, net				$22,584,402	39,620,805

a.	The Company has a loan providing for a maximum amount of $17,894,750, secured by the first mortgage receivable held by Esplendor Bay Hotel. The loan provides for monthly interest only payments

b.	The Company has a loan providing for a maximum amount of $14,337,500, secured by the first mortgage receivable held by Hilo Hotel. The loan provides for monthly interest only payments.

c.	The Company has a loan providing for a maximum amount of $8,925,500, secured by the first mortgage receivable held by Hampton Inn Kennesaw. The loan provides for monthly interest only payments.

d.	The Company has a loan providing for a maximum amount of $22,200,000, secured by the first mortgage receivable held by College Station Student Housing. The loan provides for monthly interest only payments.

e.	The Company has a loan providing for a maximum amount of $27,926,000, secured by the first mortgage receivable held by Ft. Lauderdale Residences. The loan provides for monthly interest only payments. The loan was paid in full in April 2018.

f.	The Company obtained a loan providing for a maximum amount of $8,190,000, secured by the first mortgage receivable held by Towne Place Milwaukee. The loan provides for monthly interest only payments.

g.	The Company obtained a loan providing for a maximum amount of $11,025,000, secured by the first mortgage receivable held by Springhill Suites Newark. The loan provides for monthly interest only payments.

F-15

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The Company is subject to certain financial covenants under various loans payable. The Company was in compliance with all financial covenants at December 31, 2017.

The stated maturities of the loans payable for the next two years, without regard to certain extension provisions provided for in such loan payables, are as follows:

Period ended December 31:
2018	$60,497,519
2019	18,670,894
2020	4,452,324
$83,620,737

(5)	Related-party Transactions

(a)	Management Fee

For 2016, the Company recorded all general and administrative expenses directly. Effective January 1, 2017, the Company entered into a management agreement with HSF Holdings Management, LLC (the “Manager”), which provides for the Manager to provide general and administrative services to the Company, which includes among other items the personnel engaged in the work and affairs of the Company either exclusively or on an allocated basis, rent, supplies, insurance, postage, for each given year. The Manager receives a management fee equal to the cost of providing the general and administrative services to the Company plus a reasonable profit thereon. The Management Agreement does not cover direct general and administrative expenses payable to unaffiliated 3rd parties which include among other items certain legal expenses, advertising, and accounting expense, which the Company pays directly.

(b)	Sale of Interest in Cal-Neva to HPI

HSF II sold its interest in Cal-Neva in September 2017 to HPI for $26,898,182, which represented the carrying basis of HSF II’s investment in Cal-Neva on the transaction date. In connection with the sale, Cal-Neva was de-consolidated by the Company, which resulted in a $357,686 reduction in noncontrolling interest (note 3(a)).

(c)	Affiliated Note Receivable

The Company assigned a note receivable in September 2017 to HPI, having a balance of $361,880 at the time of the assignment, from an affiliate which is developing and constructing a hotel. The note receivable had an interest rate of 6% and a stated maturity date of November 18, 2018. The note receivable had a balance of $1,885,985 at December 31, 2016.

(d)	Marketable Securities Contribution

On September 30, 2017, HPI contributed marketable securities to the Company with a transaction date fair value of $20,807,197.

(e)	Guarantees

Affiliates of the Company guarantee certain loans payable by the Company.

(6)	Commitments and Contingencies

The Company has commitments to fund loan amounts to third-party borrowers under its existing loan agreements. The Company anticipates funding the loan commitments by primarily using proceeds received from third-party banks. The Company has historically obtained bank loans on a loan-by-loan basis either directly or indirectly through a subsidiary, with payment of such bank loans guaranteed directly by the Company and/or its affiliates.

F-16

HALL STRUCTURED FINANCE II, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

The Company believes that there are currently no pending legal matters that would materially affect the Company’s financial position, results of operations, or liquidity.

(7)	Subsequent Events

On January 12, 2018, HSF II offered up to $50,000,000 in unsecured debentures issued under Regulation A of the Securities Act (the “Debentures”). The Debentures provide for an interest rate of 8.0% per annum, paid quarterly in arrears. The maturity date for the Debentures is December 31, 2022. The Debentures are being offered until the earliest of (1) the date on which $50,000,000 in aggregate principal amount of the Debentures has been purchased, (2) December 31, 2018, which date may be extended in the Company’s sole discretion, or (3) the date on which the Company terminates the offering, at the Company’s sole discretion.

On February 8, 2018, Hall Glendale, LLC, a consolidated subsidiary, entered into a first mortgage loan which provides for a maximum loan amount of $17,600,000, secured by an 85-room Aloft hotel which is being developed in Glendale, California. The borrower is required to make monthly interest payments through maturity, March 1, 2021. Construction is expected to be completed in 2019.

On February 28, 2018, Hall St. Petersburg, LLC, a consolidated subsidiary, entered into a first mortgage loan which provides for a maximum loan amount of $35,500,000, secured by a 211-unit multifamily project being developed in St. Petersburg, Florida. The borrower is required to make monthly interest payments through maturity, April 1, 2021. Construction is expected to be completed in 2019.

On March 16, 2018, Hall Alpharetta, LLC, a consolidated subsidiary, entered into a first mortgage loan which provides for a maximum loan amount of $14,600,000, secured by a 132-room EVEN hotel being developed in Alpharetta, Georgia. The borrower is required to make monthly interest payments through maturity, April 1, 2021. Construction is expected to be completed in 2019.

On March 30, 2018, Hall Watsonville, LLC, a consolidated subsidiary, entered into a first mortgage loan which provides for a maximum loan amount of $23,000,000, secured by a 112-room Hampton Inn and Suites hotel being developed in Watsonville, California. The borrower is required to make monthly interest payments through maturity, May 1, 2021. Construction is expected to be completed in 2019.

Other than the matters disclosed within the notes to the consolidated financial statements, no matters or circumstances have arisen through and including May 11, 2018, the date the consolidated financial statements were available to be issued, that require further recognition or disclosure.

F-17

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description
11.1*	Consent of KPMG LLP

*	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this special financial report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on May 11, 2018.

HALL STRUCTURE FINANCE II, LLC

By:	/s/ Michael J. Jaynes
	Name:	Michael J. Jaynes
	Title:	President

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Jaynes	President	May 11, 2018
Michael J. Jaynes	(Principal Executive Officer)

/s/ Donald L. Braun	Executive Vice President and Secretary	May 11, 2018
Donald L. Braun	(Principal Financial Officer and Principal Accounting Officer)